Exhibit 99.2

Operator:	Good afternoon and welcome to the Dell, Inc. Third Quarter Fiscal Year 2005 conference call. I’d like to inform all participants this call is being recorded at the request of Dell. This broadcast is the copyrighted property of Dell Inc. Any rebroadcast of this information in whole or part without the prior written permission of Dell Inc. is prohibited.

As a reminder, Dell is also simulcasting this presentation with slides at www.dell.com/investor. Later we will conduct a question and answer session. If you have a question, simply press Star then the number 1 on your telephone keypad.

I would now like to turn the call over to Ms. Lynn A. Tyson, Vice President of Investor Relations and Corporate Communications. Ms. Tyson, you may begin.

Lynn Tyson:	Thank you. With me today are Chairman Michael Dell, CEO Kevin Rollins, and Senior Vice President and CFO Jim Schneider. Jim will review the third quarter results as well as our outlook for Q4. And Kevin will follow with his perspective on our strategy. And then we’ll take your questions before wrapping up the call.

I’d like to remind you that we have posted a presentation on our web site at www.dell.com/investor to accompany this call. We encourage you to read our financial statements as well as our web deck for additional financial and operating numbers.

Before we begin I’d like to provide you with a brief update on our IR program for the remainder of the year. We will complete our executive conference call series on December 16 with a discussion of our Americas businesses with Senior Vice Presidents Joe Marengi and Ro Parra. I’d now like to turn the call over to Jim.

Jim Schneider:	Thanks Lynn. We’re extremely pleased with our overall performance and the team’s execution during the third quarter. We leveraged the unique strengths of our model to deliver enhanced profitability and record performances across our business. Let me list a few.

Product shipments, revenue, operating and net income, EPS, cash flow from operations, share repurchase, and total cash and investments were all company records. And we established an industry record with eight million units shipped in a quarter, increasing our number one worldwide systems market share by 1.2 points year over year to 18.1%.

We also made substantial progress in our key focus areas. In the enterprise we continue to gain share in all regions. Internationally revenue from outside the U.S. grew 27% year over year. And in printing and imaging we are solidly on track to exceed our fiscal year goals of five million Dell printers and over $1 billion in printing and imaging revenue while continuing to expand our product line and global coverage.

Turning to our financials, we had industry leading performances across the board. We delivered EPS of 33 cents, an increase of 27% year over year on $12.5 billion in revenues and unit growth of 22%. Our operating margins grew to 8.8%, up 20 basis points sequentially and 40 basis points since the first quarter. We drove this enhanced profitability while making investments to support our anticipated growth and improve our customer support capabilities.

Our cash conversion cycle was a negative 34 days and our cash flow from operations was a record $1.8 billion, driving our cash and investments to $12.4 billion, another company record.

In the third quarter our cash flow was positively impacted by the timing of tax payments and the growth of our services business. And we continued our accretive stock repurchase program during the third quarter spending $1.3 billion to repurchase 38 million shares. Through the first three quarters of this fiscal year we have spent $3.3 billion to repurchase 97 million shares, taking our weighted average shares down almost 3% year to date. We expect to continue to reduce our shares outstanding going forward.

Looking at our products and services we delivered worldwide share gains year over year in all categories. In the enterprise, Dell delivered worldwide server shipment growth of 19% year over year, closing the gap with the category leader by 2.3 points. In the U.S. we expanded our number one server position by 1.5 points year over year to 32.7%.

While we are pleased with these results overall, the quarter started slowly as we managed the transition to our new 8G server line. Demand improved by the end of the quarter and we have total October enterprise revenue including servers and storage growing more than 20% year over year and full quarter demand for servers running above our internal forecasts. This trend continued into November and we anticipate healthy enterprise growth for the fourth quarter.

In servers we launched the Power Edge SC420 and the SC1420 with simplified management tools to meet the needs of smaller businesses and a package configuration of the Power Edge 1850 with 64-bit extensions to simplify the deployment of supercomputing networks while still delivering an eight fold increase in performance.

And we are again the undisputed leader in customer satisfaction for Intel based servers according to research firm TBR.

In storage our Dell/EMC revenues grew 31% year over year on this capacity growth of 112%. We continue to expand the market for mid-range storage with 40% of our AS-100 customers being new to Dell. In client systems notebook units grew 35% year over year, expanding our number one share position by 2.8 points. In desktops we had the fastest growth rate among the top five vendors at 18% year over year increasing our lead by 1.4 points.

We leveraged our collaborative R&D model to bring leading client technologies to market. The Dimension 8400 earned PC Magazine’s Editor Choice award for high end multimedia and the Inspiron 700M received Laptop Magazine’s Best Buy award based on design, performance, and value.

Our enhanced services revenues grew 32% year over year led by Europe and Asia Pacific with combined growth of almost 60%. Our managed services demonstrated strong growth as well as including an agreement with Honeywell that increased our seats under management to 1.5 million.

During the third quarter we entered an enterprise command center in China similar to our Austin facility and we will be opening another center in Europe during the fourth quarter.

Turning to software and peripherals, we delivered year over year revenue growth above 30% in all of our regions resulting in a worldwide growth rate of 37%. And we launched a series of new consumer electronic devices which make advanced technology more affordable for our customers including a 42-inch plasma display for under $2300.

In printing our unit shipments almost nearly doubled sequentially as we introduced new products and expanded further into the corporate market. We continue to drive improving profitability as the business scales and consumable revenue increases.

In lasers we continue to enhance our business lineup with the launch of our first generation of color lasers including the Dell 5100CN workgroup printer which received an award recognizing its leading performance and value.

In the consumer space we believe our U.S. ink jet market share will increase about six points sequentially to around 17%. We introduced two new printers with advanced digital photography features including the photo printer 540 based on dye sublimation technology which allows customers to print photos with quality similar to photo lab prints. The 540 was also positively featured in a Time magazine review of new products.

Internationally we continue to expand our footprint with the introduction of our new products in China. And we continue to introduce purchasing and product enhancements which improve overall customer experience. For example, we drove the answer time in our consumables ordering queue to 7 seconds with an average order of over 3.5 cartridges.

And we launched Dell Color Trek software with our new color lasers which allows our customers reduced costs by actively managing users color printing permission at the administrative level.

Turning to our regional performance, in the Americas Dell gained share in all U.S. customer segments year over year including over three points in small, medium business and was ranked number one in all segments for the third consecutive quarter.

We grew our U.S. shipments by 17% year over year or 3.7 times the rest of the market. This performance drove our U.S. market share up almost two points year over year to 32.8% expanding our lead over the number two competitor by over three points.

In the Americas business unit where revenues from business customers account for over 50% of our mix, we delivered unit growth of 20% year over year while also driving margins up 40 basis points. And revenue in the Americas outside the U.S. rose 30% year over year led by strong growth in Canada and Mexico.

Consistent with our geographic expansion initiatives, we are very pleased with our performance in Europe and Asia this quarter. In Europe we had another impressive quarter with balanced growth across all products and countries. The total regional revenues grew 27% year over year. Our overall results grew 31% year over year or 15 points faster than the rest of the market.

And our server shipments increased 24% year over year. We grew our regional market share by 1.6 points year over year, closing the gap with the regional leader by two points.

In Asia Pacific and Japan we delivered strong results as units grew 25% year over year, almost three times faster than the rest of the market with similar revenue growth. Our market share expanded by over one point year over year and we are now less than 1.5 points from the regional leader.

Our server shipments grew 27%, twice the rest of the market. In Japan we gained 1.5 points of share year over year as our units grew 18%, the fastest growth rate among the top five vendors.

In Asia Pacific our shipments expanded 30% year over year, more than 2.5 times all other vendors. In servers we gained almost three points of market share year over year and closed the gap with the category leader by over six points.

Each of our product lines also won user satisfaction awards in the annual China IT User Satisfaction Survey. And we continue to deliver enhanced regional profitability with operating margins up 200 basis points year over year.

Finally I’d like to discuss our outlook for the fourth quarter. These comments are forward-looking and are based on current expectations. Actual results may differ materially from those expectations due to a number of factors which are discussed in our annual and quarterly SEC filings and in the cautionary statement contained in our press release and on our web site.

Looking at the overall industry, the fourth quarter is typically characterized by strength in consumer and in Europe while education and government spending declines. We expect normal market seasonality for the industry with sequential unit growth in the low teens.

Turning to Dell we are forecasting revenues of $13.5 billion, up 8% sequentially and 17% year over year. Units should be up about 13% sequentially and approximately 20% versus last year.

We anticipate no sequential change in operating margins for the fourth quarter as our U.S. consumer mix increases seasonally and we continue to make investments in infrastructure to support our growth such as a recently announced North Carolina manufacturing facility.

Below the operating income line we suggest you model investment and other income of about $50 million and a 26% tax rate. Finally our diluted share count should continue to fall as we repurchase additional shares. This yields EPS of 36 cents, an increase of 24% year over year. And we continue to focus on turning all of our net income into cash and then some. For the fourth quarter we believe we will generate cash flows from operations in excess of $1 billion.

Before I turn it over to Kevin I would like to briefly touch on the Homeland Investment Act signed into law in October of this year. This law provides U.S. companies a temporary incentive to repatriate their foreign earnings at an attractive tax cost.

We have more than $4 billion in foreign earnings which could be repatriated under this act resulting in a tax payment of up to $250 million. We are currently evaluating the terms of this legislation including future guidance from the IRS before determining the appropriate plans and timing for Dell.

Now let me turn it over to Kevin for a discussion of our strategy.

Kevin Rollins:	Thanks Jim. For the 15th consecutive quarter we met or beat our guidance to investors. We remain committed to our strategy of profitable growth, balancing revenue and market share gains with enhanced profitability regardless of the environment. As a result Dell’s operating profits and earnings per share again grew faster than revenue with our operating margin at its highest level in four years.

With the third quarter run rate of $50 billion, we’re now almost a full year ahead of our $60 billion objective. One of the distinct structural advantages of the Dell model is real-time visibility throughout the value chain. This insight combined with Dell’s agility and speed provides a strong platform for adapting to the ever-changing IT environment.

In the third quarter we saw the component cost environment trend to a more normal decline pattern of 50 basis points or better per week. We immediately utilize these reductions to drive market share gains and enhance profitability. For example, we were able to deliver robust top line growth in notebooks coupled with strong growth in profitability.

Turning to the market, we’re seeing healthy demand in key segments of our business. Our enterprise business is driving industry standard scalable solutions. Our international regions are growing and their profitability is accelerating. We’re leveraging the advantages of our new model in new markets such as printing. Our strength in these new and core markets allows us to deliver better returns that are often differentiated versus other players in the technology industry.

Business IT spending has demonstrated steady and consistent improvement since the end of last year. During the third quarter revenues from our business customers including small, medium, and large corporate grew 20% year over year. We’re also seeing a different acquisition pattern among these customers. Today businesses are moving back to a scheduled technology cycle, buying products and services as needed.

We believe this purchasing pattern is leading the corporate demand which is much smoother and much more consistent over time. Customers are choosing Dell for a much broader portfolio of product and service opportunities and this activity is definitely on the rise.

We believe Dell can continue to accelerate our growth in this segment while delivering solid profitability. For 20 years Dell has created new and better ways of delivering technology to customers. We continue to evaluate the entire value chain to drive new innovation in products, services, supply chain methodologies, marketing, and manufacturing and business processing. This approach consistently delivers low cost standards based solutions that are innovative to the market.

The success of our direct business model is well understood. But we do much more for our customers and for the industry. In notebooks we developed the express charge technology to reduce battery charging time by 75%. And we introduced strike zone to minimize disk damage from resonating shock frequencies.

In servers we developed our open manage system for improving the deployment and the manageability of servers. We have consistently driven the adoption of Linux as an alternative to higher cost proprietary solutions. And in the third quarter we leveraged our relationship with Novel to introduce low cost SUSE Linux platform for the industry.

In storage we introduced the first easily deployed managed SAN, the AX-100, demonstrated a sub $300,000 business continuity solution utilizing storage over the IP, Internet Protocol, making the technology much more affordable for customers.

And the Storage Networking Industry Association awarded Dell the 2004 Storage Visionary Award for innovation and contribution to the development of industry standards.

In services we introduced new offerings for Dell/EMC to meet the needs of smaller businesses including SAN health checks, software upgrades, and an ongoing post-sale proactive and preventive maintenance.

In closing, customers are being more deliberate in their technology purchases, choosing to invest only in scalable solutions which offer a combination of leading technology and affordability. By innovating throughout the value chain we are able to generate more than $7 of operating income for every R&D dollar invested, more than six times the capabilities of our competitors. This returns driven focus on innovation will allow Dell to continue to deliver superior results in the future.

With that I would like to open it up for some questions. Operator?

Operator:	Ladies and gentlemen, we will now begin the question and answer portion of today’s call. If you have a question please press Star 1 on your telephone keypad. You will be announced prior to asking your question. If you would like to withdraw your question press the Pound key. One moment please for the first question.

We will take our first question from Laura Conigliaro with Goldman Sachs.

Laura Conigliaro:	Great, thank you very much. You indicated that you are ahead of your goal to achieve the $60 billion in revenue that you targeted. In fact you were quoted in a Bloomberg article saying that you actually are 12 months ahead of schedule.

How – I guess I’d like a little more clarification on that or are you merely talking about a run rate comment which would be generally consistent with what the Street is already thinking that you’re going to be able to do. And I guess following further on that, since achieving that kind of a target would also require some growth acceleration, what gives you that kind of confidence? Is it the macro picture or market share gains presumptions?

Kevin Rollins:	Laura, we’ve – the comment was in general as we’ve looked at our original five year double the size of the company, it would have suggested that we would have hit approximately a $60 billion number a couple of years out.

I believe you can see now with the numbers for this year and the guidance we’re giving for Q4, you know, we’re getting a lot closer to even a $50 billion this year. We suggest we’re going to get a lot closer to $60 billion in the coming year than we had thought, you know, three years ago.

Our trajectory in growth revenue has been in the 18% to 20% range on and off throughout this year quarter by quarter. We don’t see any reason to believe that the trajectory of our growth rate is going to slow or change a lot and in fact the component environment has gotten more favorable for us this quarter and we think for Q4 as well. So given that, our confidence in hitting some pretty good numbers is increasing.

With that said, I think we’ll be able to give you a little bit more color at the first of the year on what we think might happen and when in terms of overall growth rates. We’ve not been used to forecasting full year growth rates. But I think we’re trying to let you know that we’re ahead of plan. The growth rates appear to be achievable and we see no reason to change or that we will have to change the growth trajectory we’ve been experiencing.

Now whether that’s, you know, 58.9 or 59.2 or 61.5 or 60.7, I don’t think we know yet.

Laura Conigliaro:	We like those latter two numbers.

Kevin Rollins:	Well we like them too, but I think we’ll have to wait and see how this quarter plays out and then what we see for the new year.

Laura Conigliaro:	Did you say that your trajectories in growth, they’ve been in the 18% to 20% range this year and that you feel you should be able to maintain those kinds of levels?

Kevin Rollins:	Yeah, that’s what we’re saying. We believe that even with this volume and given the kind of better pricing and component environment, assuming that will sustain itself for a while, we’re feeling pretty good.

Laura Conigliaro:	Thank you.

Operator:	Your next question comes from Steve Milunovich with Merrill Lynch.

Steve Milunovich:	Thanks. I guess given that improved component environment, why aren’t you beating estimates in the quarter just reported and the revenue projection for the next quarter I think is pretty much where the Street had you. So why aren’t you seeing more upside there?

And could you also talk about why the SG&A to revenue ratio was higher than it’s been, where those investments are? And finally, R&D seemed a little light. Where is that going to be in the fourth quarter do you think?

Kevin Rollins:	Well I think the component environment allowed us Steve to continue to grow our business and I think you did see expansion in the profitability of the business overall. We’re also very careful even with these environments to deliver on our promise of improving profitability in the quarter.

Though I think what you should be looking for is not to try to have us beat numbers, we’re trying to hit numbers by putting up good, solid guidance and then meet that guidance. And if we can do that with slightly improved profitability with our goal of getting to the 9% to 10% op inc range, that’s what we’re going to do.

I think this quarter you saw us make good progress with 20 basis points improvement in the operating income while still having industry leading growth, share gains in all markets and all segments.

And I think Steve, one of the things you have to, you know, consider here is even if we talk about these same kind of growth rates, the sheer numbers that are involved in this are much greater.

So if we grow revenues here by $1 billion in the fourth quarter and the kind of growth we’re talking about for next year, there’s a lot of upgrading we need to do to our facilities and infrastructures. And, you know, we’re on that right now building the growth platform for that.

And as we look at margins expanding it gives us a great opportunity to improve a lot of our infrastructure, our customer support capabilities and we’re able to make some reinvestment. So I don’t think we’re really kind of stepping away from our plan to, you know, reduce operating expenses over time.

If anything actually fueling the growth like this and making these investments now will allow us to begin to be able to leverage that infrastructure and bring those numbers down in the future.

Steve Milunovich:	Along that line of thinking, revenue per employee has been pretty flat for a couple of years. Do you see this as sort of your peak level or is this just a stepping stone on the way to higher numbers?

Kevin Rollins:	Yeah I think, you know, we actually have been somewhat flat on that. We’ve been very conscious about improving our service capabilities, we’re seeing better scores in our support area and it’s something that we’ve really been working on. And again I think you’ll probably see this for the next few quarters. And then I think over time as we build up the scale you’ll start to see it improve, you know, more.

And again, when you think about heads though you also have to think about if you looked at it on dollar cost basis there’s a little bit more scaling than what you see on headcount. Because we’ve put more heads in lower cost locations as we’ve grown internationally. Next question operator?

Operator:	Your next question comes from Ben Reitzes with UBS.

Ben Reitzes:	Yeah, good afternoon, thanks. Kevin, you talked about October having strength or actually Jim you talked about this in the remarks, about October having strength in the enterprise after the quarter started out slower. If you could just talk about that and what gives you confidence that continued into November. What are you seeing and what are you hearing in the enterprise from customers?

And then also just on the storage front, if you could just clarify what the total storage number grew in the quarter, I’d appreciate it. Thanks.

Kevin Rollins:	Well Ben maybe I can give you a little bit more color on that. Hopefully these numbers will be helpful. The market was not slow by anything we saw. We started out slow in the quarter a little bit in terms of our own shop, getting things organized and getting together. Our total enterprise revenue growth in October exceeded the 20%.

In servers we were managing a transition, a difficult transition from our 7G to our 8G product line in the quarter. And so we went through the quarter managing that. By the end of the quarter it was going very well with growth over 25% and it’s been positive this quarter so we think that’s more indicative of where the market has been moving.

In storage Q3 last year marked the high point of our symmetrics revenue. We’ve talked about that with you before as we’re ramping symmetrics revenue down, we’re ramping up our Dell/EMC SAN revenue. This quarter that — the SAN revenue was up 31% and as we came through October it was in the high 30s. So we believe that’s, you know, very, very positive.

Jim talked a little bit about the AS-100 and the new customers that are adopting to that product. So we think that the overall enterprise environment is very healthy. We moved through the quarter and, you know, probably could have been on hindsight made a little more money that we would have wanted to make and a little more growth in terms of percentages, a little more growth would have been better. Don’t feel too bad about it because we know the industry’s healthy and our trajectory now is really on track.

Ben Reitzes:	Do you feel it’s getting better in part due to your — some of your new offerings? I mean, aren’t you coming out with Blades and is there anything that you feel there that can move the needle for you? Or is it just more moving to 8G and moving into a year end scenario?

Kevin Rollins:	No when we got to the end of the quarter we were selling way over our forecast for our 8G products — 150% of what we had thought. So it was very, very positive. I’ll let Michael talk a little bit about the blade offering.

Michael Dell:	Yeah, 8G is going very, very well, as Kevin said, better than we had expected. And we are going to be, you know, coming out with blade products in the fourth quarter. You know, we think the blade market has disappointed customers in the sense that it hasn’t delivered on the cost or density improvements that have been promised originally.

What we’re going to do is deliver a cost equation that is equal to or better than a similarly configured one use server and targeting a density of 1.5 servers per use. So it’s going to be greater density than 1 U at less cost when you have a, you know, once a chassis is half built, the cost starts to go down to really rack servers.

Ben Reitzes:	All right, so it sounds like at first it might not move the needle for you that much and then it sounds like you’re...

Michael Dell:	Well, you know, for us, you know, 8G is the new product line. We’ve got them in racks, we’ve got them in blades, we’ve got them in towers. You can pick them any way you like them.

Ben Reitzes:	Thanks.

Operator:	Your next question comes from David Wong with A. G. Edwards.

David Wong:	Thank you very much. Can you tell us something about pricing in comparison perhaps with some of your competitors? It seems that your unit growth is significantly above your revenue growth. It’s like some amount of pricing contraction. But some of your competitors seem to be able to do flat year over year ASPs on the systems.

Kevin Rollins:	Well I think if you look, this is — we grew unit volumes in the amount of 22%. So I think the unit volumes versus the revenue growth rate is not too bad. We saw a lesser ASP decline year over year than we have in some other quarters. But that’s really much more a function of what’s happening to component pricing.

When you see that gap start to occur between units and revenue, it suggests in some way positive things start to model because you’re going to see components come down and we’re going to accelerate overall unit growth.

As to the market, we have not seen a fundamental change at all in pricing behavior by our competitors. Sometimes some places are aggressive, other points they’re not aggressive. So we don’t really see much change overall.

Michael Dell:	And, you know, I think it’s also, when you think about ASPs it’s important to remember Dell has the highest ASP in the industry.

David Wong:	Right, thank you.

Michael Dell:	Thank you.

Operator:	Your next question comes from Steve Bachman with Bank of America Securities.

Steve Bachman:	Hi, I was wondering if you could give a little more color on software peripherals in terms of what’s going to be the bigger drivers there moving the needle and what do you think the sustainable growth rate is over the next couple of quarters? Because you’re currently on — the base is going to get larger and so a little help on color there please.

Kevin Rollins:	Well there’s a lot of good news here. I think what you see is that we’re growing even faster in some of the places outside the United States, Asia Pacific and Japan, growing 55%, Europe growing 38%, all regions growing 30% or more.

And printing and imaging obviously is expanding very rapidly for us, displays a very good category. We see a very strong continued growth in S&P and specifically printing and displays. And we think we’re still in the very early stages of very large business that we’re creating here in printing and imaging. Quite a few of our customers don’t know that we have printers yet, even though we’ve sold millions and millions of them. So lots of opportunity here.

We had — in lasers we had, you know, 458% year over year growth. We’re already up to a number three position in the U.S. monochrome laser market, we’ve introduced new color lasers, we’ve got photo printers, so very strong take off with these products and we’re solidly on track to exceed our five million unit printer target for this year and exceed $1 billion in total imaging revenues this year.

Steve Bachman:	Michael, just two follow ups if I could, is — in terms of sustainable growth rates over the next few quarters, can you sustain 30% plus S&P growth over the next few quarters? And then secondarily, when do you think Dell might be in a position, this might be for Jim, to break out some of these numbers as separate stand along business units, peeling away from desktops, notebook, and enterprise?

Michael Dell:	I mean, I expect it’s going to grow quite a bit faster than company average just given the position we’re coming from in printing. It has been for quite some time and I would expect to for the foreseeable future.

The other question is actually a good one. The way we have done this in the past for people that have followed the company, we’ve always sold some level of software and peripherals. They’ve been very tied, you know, to the product. If somebody buys a desktop, you know, they’re more likely than not to buy a monitor. So we’ve always sort of bundled those together and, you know, we’ve talked about things being tied to products or not.

But to your point, we’re having a lot more consumer electronics and other items and I think when we get into next year and certainly by the time we have our analysts meeting with you next year we want to break out, you know, more of this information. It’s a matter of changing some of our reporting systems and the like. So it’s something we’re looking at very closely right now.

Steve Bachman:	That’s helpful, thanks guys.

Michael Dell:	(Unintelligible), I mean, our projector units were up 100% year over year. That’s a nice business for us. Action revenues were up 15% year over year. So we’ve got lots of different components of S&P that are firing for us.

Steve Bachman:	Great, thank you.

Operator:	Your next question comes from Richard Gardner with Smith Barney.

Richard Gardner:	Okay, thank you. Jim I think this is for you. There was a bit of deterioration on the working capital side this quarter. I think your total cash conversion cycle was probably the worst that you’ve had in about ten quarters.

I know that your competitors would dream of having a cash conversion cycle like this, but can you talk about the modest deterioration of DSO and payables and whether that’s something that we should expect to see corrected in the next quarter or do you think that there’s something going on, especially with the business that’s going to continue to support the (unintelligible).

Jim Schneider:	Yeah, you know Richard, the whole notion of cash flow I guess is an interesting one because as you point out we’ve actually had a deterioration a bit in our cash conversion cycle and yet we kind of were off the charts on, you know, cash flow generation. So that in itself kind of brings into question all the drivers of cash flow.

And I’ve actually been saying this now for a number of quarters that, you know, it’s tough to just look at our conversion cycle. I’d love to have the receivables improve but the fact of the matter is that as we’re growing our business more outside the U.S., the days to collect that is just a little bit longer. So when you change your mix of business we’ve got some pressure on that.

So and it’s something we’d still like to get this back down over time. I think inventories where they are is pretty flat and payables we don’t really want to extend out. So I think the only kind of wildcard there for us is the receivables.

You know, the manner and the way the calculation changes even though receivables grew at a higher rate percentage wise, because the payables balance is so much bigger, when you’re growing you’re going to spin off a lot of cash. So what we’re really focused on is cash flow generation.

The other part of our financials that are a little bit different now is we’re selling a lot of services. We’re also selling a lot of units that have warranties attached to them.

You know, we collect all the money up front, we have a lot of accruals on our books for service liabilities that would be paid out over subsequent years and we have the cash up front, we have a lot of deferred revenue now from services elements that we sell where we get the money up front but we can only take the income in over time.

And as those balances climb and you’re seeing those and other current liabilities, that’s not in the cash conversion cycle but it’s really boosting our cash flow. So it’s another thing over time we’ll talk more about the elements of cash flow because a lot of these are just not seeing in the cash conversion cycle itself.

Which again, with it being so largely negative when you’re growing like we are you’re going to spill out a lot of cash even though the cash conversion cycle, even though it deteriorated in days, it actually — that cycle itself spun off $100 million or some in cash this quarter more than the last quarter.

Richard Gardner:	Okay and then Jim as a follow up or I guess anybody, the quarter from a revenue perspective turned out pretty much as you had expected. But it felt like there probably some puts and takes in the quarter, federal government was an area of weakness cited by a number of your compatriots in the technology area.

I was just hoping that maybe you could give us a sense of which areas were strong and which ones were weak in the quarter and also your level of optimism on consumer heading into the holiday season.

Kevin Rollins:	Sure Richard, this is Kevin. I’ll give you a little bit of a flavor. We have I think signaled in almost every call or discussion that the public sector this past year, particularly federal government, had been softer this past year than it was in the previous year. So it played out pretty much as we had expected. The public sector was again not as robust as it might have been in other years.

But on the other hand we had a number of other businesses that did very, very well. As we talked about the corporate business did extremely well. Our businesses in Europe and Asia Pacific did very, very well. Our consumer business did actually quite well in the 14%, 15% growth rate annually in a little bit softer market.

So, you know, would you go around the globe our Americas international business, the business here in the Americas outside of the U.S. did very well. So puts and takes, overall a pretty strong quarter and not a whole lot of surprises for us either as we came through the quarter as we talked about at the beginning and moving through it and then ending up.

I think it’s a really good question though. When you look at our numbers and you look at how we kind of make them, if you look at our sequential growth this year in this quarter going from Q2 to Q3, you know, it’s kind of similar to last year, we had about $800 million, and it might have been more last year but percentage wise.

You know, we had really strong revenue growth and yet when you look at the mix of the, you know, lot less consumer growth because the consumer markets are softer. We knew the government markets were down but yet the business markets came back. We had better growth in the geographies. And I think it just points to what a balanced business we have across all customer segments, products, geographies. I mean, it’s the segmentation and just the way we run this business that gives us a lot of advantages to play this off.

And I think Richard that’s why you’re seeing us being fairly positive on the future and the opportunities. We believe that the corporate cycles in terms of growing are going to be different than people have understood them in the past and so people are looking for the historic drivers of business growth.

We don’t think they’re going to occur quite that way this time. But they’re going to be steady and customers are rather than boom or bust are thinking very consistently about what they buy. And so we’re planning that way and are seeing great success in the corporate market.

Some of the others will be up or down one quarter or not, but you’re seeing I think fairly good growth in fundamental areas for our business and that’s encouraging for us. And so we’re actually quite hopeful and positive on the future of the industry versus what you might hear from other sectors or other companies.

Richard Gardner:	Okay thank you.

Operator:	Your next question comes from Andrew Neff with Bear Stearns.

Andrew Neff:	Sure, thanks. I just want to go back to this issue of the slow start to the quarter. Was there anything you did sort of address that or was there anything you can go back when you look at the quarter that accounted for that? And secondly, where do you — just go with that question. Just were there some incentives you changed or was there something that was an issue, maybe you could talk about that.

Kevin Rollins:	Well many of the things we talked about. We had a number of product transitions particularly as we moved into our 8G product line. And so there was — there’s always a little bit of churn when you do that and this may be a little bit worse than normal but we got things online, there is some combination of incentives and scrutinizing. As you know we have a very execution team and model and so we just turned on the execution juice and got everything lined up again.

We had some new storage products, the AS-100 barely launched at the very end of Q2 so that was when we were just starting to ramp up. There’s training, there’s infrastructure build that Jim referred to across our businesses both advanced systems people as well as overall systems improvements. So just a little bit of — I don’t want to characterize it as too serious an issue because it’s behind us and we don’t think it was a whole lot, but it’s a little bit of a struggle getting out of the blocks in August.

Andrew Neff:	Okay thank you.

Operator:	Your next question comes from Harry Blount with Lehman Brothers.

Harry Blount:	Hi guys, thanks. I wondered if we can come back to the margin side of the equation again. You guys talked on the call several times about falling component prices and also from the data you disclosed, the operating leverage international. Maybe if you could expand a little bit more on maybe a third lever in terms of product mix.

It seems like you have more levers to pull now than at any time you’ve had in probably the last two years. And I’m wondering if you could maybe give us a little flavor as to how much some of the higher margin products and services, like services is accounting for in terms of operating income today versus maybe where it was two years ago and maybe where you think it’s going to be a couple of years from now.

Kevin Rollins:	I think it’s — if you look at this portfolio, you know, I think there’s no question that some of the things like the basic, you know, box on a desktop basis has been pretty compressed from an overall profit standpoint.

Now if you start to bundle services and other elements with this, we’ve been able to do quite well. We’ve had a nice shift as well. You can see the growth that we’ve had in notebooks where there’s, you know, a little bit better margins as well. So that’s really where the focus is.

But I think in terms of the cost reductions that you’ve seen during the quarter, they’ve still been pretty robust while we’ve been pretty bullish on how the business has gone. You know, the market is certainly still very competitive and I think we’re forced to really pass along a lot of those cost reductions. We want to do that really to continue to take, you know, market share.

So I think over time, I mean, what you pointed at is the places like enterprise, services for us, for certainly Dell branded peripherals and things where we have a higher margin is really where we’re focused. On the other hand we’re willing and able to be quite price aggressive at times as well to build our share in those areas because we’re focused at the end of the day on the operating income dollars and we’re really happy to see the kind of expansion that we’ve had in our operating margins this quarter.

Michael Dell:	Yeah, just another — we’ve been starting to break out a bit more and as Jim referred to kind of the analyst meeting next year, we’ll try to do a little bit better job. The company is a lot more diversified now than it has ever been before and we’ll have to paint that for you in a little clearer fashion. We intend to do that. We think that’s a good thing.

You can take something like our services business which grew 32%. It’s now at, you know, over $3-1/2 billion on run rate and growing at a very nice pace. Part of that, our DMS, Dell Managed Services component is growing at 47%.

So we’ve got some very nice high margin product categories or service categories that are growing well. And those are the ones that are growing the fastest in general for the company. And as Jim said, we managed profitability. We’re going to grow those high profit areas just as fast as we can to be able to optimize and improve the overall margins for the company.

Kevin Rollins:	Yeah, customers are spending about 3 service dollars for every product dollar. So there’s a really large pool of opportunities there for us. We’re not ready to go after all of that but as I think you’ve seen here, services is growing quite substantially for us.

Harry Blount:	Great, thanks.

Operator:	Your next question comes from Bill Shope with J.P. Morgan.

Bill Shope:	Okay great, thanks. You know, I guess just back on the margin questions. You’ve commented in the past and I believe around the time that you talked about the $60 billion revenue goal that margins could, you know, operating margins could be considerably higher than where they are now.

And I guess what you’re saying now is that, you know, they certainly can improve but right now you’re focused on passing more of these savings on to pricing. I mean, is that how we should look at that when you look at our margin estimates for next year or two?

Jim Schneider:	Well Bill, actually not. We just went up margins by 20 basis points in the quarter while still meeting all of our growth targets while still taking share. I think what it suggests is that we think we can grow and improve profitability in the environment we’re in now, hopefully it will stay for quite a while, you never know for sure, is very advantaged for us to do all those things.

Bill Shope:	Okay, okay.

Jim Schneider:	My only point before on the growth was I think we’ve, you know, as long as we can continue to improve our operating margins, we’re always trying to push them up income growth, you know, be equal to or better than revenue growth. But if we can get a lot more revenue growth, keep those margins, you know, where they are and improve them somewhat, that’s a better target for us to get the net dollars than it is to have a higher income percentage but then lower growth.

Bill Shope:	Okay, I guess and then my next question would be earlier this year you talked about the lag time between corporate RFPs and the actual order was starting to shrink and that was clearly a positive sign for where the market was heading.

I mean, has that stabilized somewhat? Are you still seeing that shrink? And I guess that suggests that really this corporate cycle still continues to be quite strong. We’re not at the latter part of the cycle so to speak.

Jim Schneider:	Well again, Bill what we’re trying to tell you is we think that whole cycle mentality has shifted and there’s not kind of a cycle and then it’s on and then it’s off. And then it’s on. Where are we at, the top or the bottom? It’s kind of smoothed out so you may not have the peaks and the valleys the way you have in the past. At least that’s what we’re starting to see.

And one of the ways is we’re not seeing quite as much big explosive bids but we’re seeing a more consistent run rate and a more consistent bid rate rather than everything is huge or everything is off.

And I think that is a change in mentality between the corporate buying environment and it would mean we would all have to change in terms of how we think about drivers of growth. It’s not a new processor, it’s not just an OS, it’s not just a, you know, big up tick in capital spending. There’s a number of sophisticated things going on now that have smoothed out the way customers buy.

And so, you know, we’re still seeing kind of the same bid win rate but we’re now bidding on a lot broader, much broader level of activities, products, and services and then we’re seeing a different up tick and run rate acceptance against that bid.

So it smoothes out but what we’re telling everyone is it’s steady and it’s growing. We’ve been saying that now for a while and I think our numbers provide credence for it. It’s changing the way they buy.

Bill Shope:	Okay, thanks a lot.

Operator:	Your next question comes from Tony Sacconaghi with Sanford Bernstein.

Tony Sacconaghi:	Yes, thank you. I wanted to revisit the question of enterprise growth. This is clearly a strategic initiative and you mentioned in one of your responses to previous questions that you’re going to do whatever it takes to grow highest margins business quickly, as quickly as you can. But enterprise growth has been at or below the company average for three straight quarters this year.

Can you comment on whether you’ve been disappointed at all in your progress in the enterprise and when we really should see that as a true growth initiative, i.e. something that’s growing considerably faster than the company average.

Kevin Rollins:	Yeah, I think we’ve talked pretty candidly Tony here about what has gone on this quarter and would we have liked to have seen it grow faster throughout the quarter? Probably. Margins were very, very nice so we probably could have afforded to be a bit more aggressive in the quarter to grow faster. So yeah, on the whole we would have like to have seen it perform better.

But I think what we’re also trying to tell you is we’re not worried about that. We don’t think there’s anything fundamental in the market that’s slower. We think that our execution activities now are on track after a slow start. And so, you know, you make a good point and it is where we are and what we want to do in terms of growth and profitability.

This is a category we want to do better in, think we can do better in, and net net we’re still pretty happy with the growth rate in terms of share gain in the categories we’re growing, but I think we can do better.

Tony Sacconaghi:	I mean, do you think 2006 your enterprise growth can be materially faster than the company growth? Because I think in the absence of an enormous Q4 it’s actually going to grow slower than the overall company for full year.

Kevin Rollins:	I would certainly hope so but we’re not going to kill off desktops and notebooks just to be able to hit that target. Our goal is to make profit. And so when we have a notebook market that just lights up and is on fire, no I’m probably not going to slow that one down or I don’t think we as a team want to slow it down just to say we grew servers faster, because notebooks are very profitable too.

Tony Sacconaghi:	Surely. On component pricing looking into Q4, you spoke encouragingly about the trend. The spot pricing would certainly suggest that the LTD panels continue to fall very aggressively. The DRAM pricing suggests that’s kind of firmed up a little bit and isn’t falling at the rate that it maybe was earlier in the quarter. Can you comment on those components and whether you think — whether and why you think that component pricing might be as favorable in Q4 versus Q3?

Jim Schneider:	Yeah Tony, this is Jim. You know, when we look at all this on an entire basket and again, you know, sometimes the problems that you talk about are at points in time. If I look at the whole quarter, I mean, this was — Q3 was a great quarter for us for component cost decline.

So as I even flow into Q4 with this, I mean, if I look at this quarter over quarter, you know, even if I’m talking about DRAM I’m paying a lot less — I’m sorry for drives I mean. We’re paying a lot less now than we did certainly 90 days ago. And while it’s firmed somewhat it continues to decline as well. There’s a lot of capacity out there yet from the drive side.

So when you take the — all the flat panels, you look at memory, drives, just everything else that goes into electronics of this, the mechanicals. You know, we’re seeing really good cost reductions flowing here into Q4. I think it’s going to be very similar to what we actually saw in Q3 or on an overall basis. At least that’s how it’s looking to us so far.

Kevin Rollins:	Yeah and remember where we are in the 300 millimeter transition with DRAM cycle, I think we’re going to have a very good cost environment.

Tony Sacconaghi:	Then finally on SG&A, you alluded to it before, headcount was up about 6% sequentially. SG&A was up a little over 9% sequentially. Can you help us understand what else may have been happening in SG&A? Was it advertising or was it simply a function of the fact that the folks that you added were generally more expensive people? Can you help us understand that?

Jim Schneider:	Well I think it’s actually a mix of a lot of things. I mean, we’re out, you know, starting to build new facilities. Again, some of those costs are not necessarily, you know, capital costs flowing to the P&L but there’s just a lot more activity around our infrastructure investments whether it’s IT, you know, the facilities side of it. There’s bits and pieces.

There’s no one place that I could point to in total and say here’s a big slug of expenses. And we’re talking about this thing in tenths of basis points. You know, I kind of can just go through and just a few of the things I’ve mentioned kind of add $10 million, $15 million of additional OPEX. Like I mentioned from an IT support standpoint, call center, work that we’re doing in the like.

That’s really about it in terms of, you know, increasing. But it’s something that we felt like we had the ability to spend given the improving margin situation and we want to get out in front of this growth.

Tony Sacconaghi:	And then finally on the printer side, it sounds like printer shipments to date are, you know, somewhere around 3.3 million to 3.5 million printers. Based on kind of normal kind of seasonal industry patterns, that would suggest that a target of 5.5 million or more would be more appropriate for Dell this year. Is there any reason why we shouldn’t think that you would enjoy that kind of seasonal pattern?

Michael Dell:	Well we said we’re, you know, on track for more than 5 million. We don’t have anything to add to that.

Tony Sacconaghi:	Okay, thank you.

Michael Dell:	I suspect we’ll be the best scoring printer company in the world in the fourth quarter again.

Operator:	Your next question comes from Rebecca Runkle with Morgan Stanley.

Rebecca Runkle:	Great, let me just start on printers since we’re talking on that. You nearly doubled printers this quarter and that’s an acceleration from the 43% and the 80% we’ve seen in quarters earlier this year. Can you just comment on whether or to what degree laser drove the acceleration? And then I have a follow up.

Kevin Rollins:	Laser did really accelerate for us. You know, the — and it was both in the U.S. and in Europe, I’d say Europe in particular had great laser growth but really all over. The ink jet units were up 201% year over year but laser units were up 458% year over year.

As we really essentially, you know, very much broadened the category with the introduction of these new color lasers, three new color lasers that are priced still, you know, maybe less than half that of our competition. So we’re driving great growth in this market and laser is a big part of it.

Rebecca, one of the things you’ve seen in this strategy is because we don’t have a legacy install base we can go after the new transition categories that are the fastest growing and while they might be small to a competitor, they’re big to us. And we can tap into the growth quickly. So we’re focusing on this transition from monochrome to color within lasers.

We’ve been focusing on the ability to sell all in one printers, now new photo printers. Those are the highest growth categories of the printing and imaging market and are really nice kind of entry points for us to get involved in.

We also have a wonderful transactional model from consumer up through small medium business that lends itself to move these products very, very quickly into those marketplaces where you’ve got a tad more price sensitivity. So we continue to be impressed and quite excited about our ability to go into this market and establish a brand preference.

Rebecca Runkle:	I’m assuming with the expanded laser portfolio that you’re getting more aggressive in terms of how you’re comping your sales force to really drive those products now that you’ve got more to offer. Is that fair or an unfair assumption?

Kevin Rollins:	We are but when we look at the percentage of our sales force that hasn’t sold a printer yet, the percent of customers that haven’t bought printers yet, we still have a long, long way to go.

Rebecca Runkle:	And then just shifting gears and I apologize for the clarification but I just want to make sure I’m fully on board here. I look at increased scale, mix, the component environment, and then increased investments in the business that you’ve talked about. If I look at those major factors, is there any reason that you can think of why in net margin you shouldn’t see flat to up in fiscal ‘06?

Kevin Rollins:	I’m sorry, why what should not be up Rebecca?

Rebecca Runkle:	Why net margins shouldn’t be flat to up slightly in fiscal ‘06. I know we danced around this. I just want to make sure I’m being fair.

Kevin Rollins:	They probably would be. I think, you know, our goal is not necessarily to kind of explode them into higher ranges per se, as Jim mentioned our goal is to drive dollars.

Rebecca Runkle:	Right, but at the very least the margin should be flat to slightly up.

Kevin Rollins:	Yeah, well that’s our, you know, if you look at where we are right now we’ve improved our operating margins 40 basis points year to date. I think we guided to being flat for Q4 but we’re not suggesting we want to keep them flat all the way through next year. Whether we can get another 40 basis points next year or what that is, I mean, we certainly have a target to improve our margins.

Rebecca Runkle:	Okay great. And then lastly just to shift gears to the U.S. consumer business, revenue was up nicely as you’ve highlighted, I think 14%. Op income was down about 1% year on year. And I’m assuming that just like always you were very aggressive at managing and monitoring the business and that you really drove those results to a large degree.

But can you just comment on those dynamics in terms of, you know, the mix and market share and kind of what was strategy and what types of dynamics drove the op income returns given the revenue growth?

Kevin Rollins:	Well I think, you know, the growth rate at the 14% was nice and healthy but we balance these things and have profitability targets of where we’re not going to have businesses go below generally. Or we will push then on other businesses to help get our revenue.

This would be an obviously that much better quarter to grow in more profitable segments which we did and lighten up a little bit in the consumer business knowing that business is a little softer now and therefore you’ve got a lot of competitors who are going Crazy Eddie after low price points. That’s not the kind of market we want to kind of vault ourselves headlong into.

So we’re very focused, very balanced, on how we — how much we’re going to grow into those types of businesses and that’s what you saw this quarter. It probably was a little down there. That’s why we didn’t jam the pedal down there broadly. We’ll have promotional products and promotional items from time to time, but we balance it.

Rebecca Runkle:	Great, thanks so much.

Operator:	We will now take our final question from Bob Anastasi with Raymond James.

Bob Anastasi:	Just wanted to go back to the SG&A — was any of that would you describe as infrastructure non-recurring in nature or was it really all people so that’s a new baseline going forward?

Kevin Rollins:	Well, I mean, you can say some of these are one off but when you look at the kind of growth we have, I mean, you’ve seen now in the past quarter Bob that we’ve announced a number of new facilities.

And, you know, as we look forward into next year I think you’re going to see more of that. I mean, we’re really on a pretty good, you know, growth target. If we, you know, when I think about even talking about $60 billion of revenue when we’re at less than $50 billion right now, that’s a hell of a lot of infrastructure to add to this company here to hit that.

So I don’t, you know, they’re getting to be one time things that are going to happen for us all the time. So it’s going to be a lot of work and we’re going to have to, you know, put some money into this. But I think, you know, if I look at because a real upside for me on this is, you know, I’m always the one that wants to get the OPEX down.

But I think if we can, you know, make these investments now, if we can afford to do this through, you know, good margins, as we keep growing it puts us in a much better position again to leverage that and, you know, take our OPEX down as a percent of revenue then over time.

Michael Dell:	Yeah and I think Bob while you’re focusing on OPEX which we focus maniacally as a company, one of the benefits we’ve seen recently is our ability to work with our sales teams and our product teams to expand gross margins so that we have a couple of levers now to work on the overall operating net income, the net income margin percentage.

It doesn’t have to come just from scaling of OPEX. We can improve margins and/or scale OPEX depending on the quarter, the right environment, the time we have to invest. And that’s been a very nice thing for us to see come back versus OPEX being the only way we may show improved targets.

Bob Anastasi:	Great, thank you.

Kevin Rollins:	All right. Our third quarter again demonstrated the ability of Dell’s model to utilize visibility throughout the value chain to optimize overall growth and profitability. These structural advantages allowed us to drive improved profitability combined with unit and revenue growth during the quarter.

Going forward we will continue to innovate and grow in key areas of our business between the enterprise, international, and printing. This disciplined focus on growth combined with our differentiated business model will deliver both superior value for customers and returns on capital for our shareholders.

Thanks again and we look forward to speaking with all of you soon.

Operator:	This does conclude today’s conference call. We appreciate your participation. You may now disconnect at this time.

END